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                                 Exhibit 3(3)
            Articles of Amendment to the Articles of Incorporation
                   of the Registrant  dated October 25, 1999
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                             Exhibit 3.3

      ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                       AZTEC MANUFACTURING CO.

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     ARTICLE 1. The name of the corporation is Aztec Manufacturing Co.

     ARTICLE 2. The following amendment to the Articles of Incorporation, as amended, was adopted by the shareholders of the corporation on July 13, 1999 for the purpose of providing for indemnification of directors, advisory directors and officers of the Company when they are made or threatened to be made a defendant or respondent in any action, suit or proceeding by reason of the fact that he or she is or was a director, advisory director or officer of the Company. The proposed new article would also permit the company to advance, pay or reimburse expenses in connection with any such action, as permitted by law. The amendment is an addition to the Articles of Incorporation, as amended, and the full text of the addition is as follows.

           "ARTICLE 12. INDEMNIFICATION; INSURANCE. The Corporation shall indemnity to the full extent permitted by law any person who is made or threatened to be made a defendant or respondent in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or in any appeal in such an action, suit or proceeding, by reason of the fact that he or she is or was a Director, advisory director or officer of the Corporation or of any other company at the request of the Corporation or is or was serving at the Corporation's request as an officer, managing partner or in any other position of authority in the operation of a partnership, limited partnership or joint venture in which the Corporation has or had a substantial direct or indirect interest (collectively referred to hereinafter as "Indemnified Persons"), against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Persons in connection with any such action, suit or proceeding. The Corporation shall advance pay and reimburse (as applicable) expenses to Indemnified Persons to the full extent permitted by law. The Corporation may, to the extent permitted by law, purchase and maintain insurance, create a trust fund, establish any form of self-insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation, establish a letter of credit, guaranty or surety arrangement, or other arrangement on behalf of Indemnified Persons against any liability asserted against such persons in their capacities as described above, whether or not the Corporation would have the power to indemnify such Indemnified Persons against such liability. No amendment to or rescission of this
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          Article shall affect the rights of any of the Indemnified
          Persons to indemnification or the advancement, payment or reimbursement of expenses required by this article growing out of any act, transaction, event or circumstance which occurred before such amendment or rescission."

     ARTICLE 3. The number of shares of the corporation outstanding on the record date for determination of shares entitled to vote on such amendment was 4,741,270, each of which was entitled to vote on the amendment.

     ARTICLE 4. The number of shares represented at the meeting, in person or by proxy, was 4,086,283 shares. The number of shares voted FOR such amendment was 3,979,234 shares; and the number of shares voted AGAINST such amendment was 75,135 shares.

     DATED:  October ____, 1999.



                              AZTEC MANUFACTURING CO.



                              By: /s/ L.C. Martin
                                 --------------------------------------
                                      L.C. Martin
                                      Chairman of the Board and
                                      Chief Executive Officer